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                                                                NEWS RELEASE


                                FOR IMMEDIATE RELEASE
CONTACT INFORMATION:
Charleen Locke
GateField Corporation
(510) 623-4451
char@gatefield.com


             GATEFIELD ACQUIRES FUNDING FROM IDANTA PARTNERS, LTD. SUFFICIENT CAPITAL RAISED TO GROW GATEFIELD'S PROASIC BUSINESS

    FREMONT, CALIF. -- NOVEMBER 14, 1997 -- GateField-TM- Corporation (NASDAQ:GATE) today announced a Stock Purchase Agreement with Idanta Partners, Ltd. for $9,165,000. Under the terms of the agreement, Idanta will purchase 1,000,000 shares of Series B convertible Preferred Stock for an aggregate purchase price of $4,582,500. Each share of Preferred Stock is convertible into 4.5825 shares of common stock at Idanta's discretion.

    In addition, Idanta is required under the Stock Purchase Agreement to purchase 4,582,500 shares of common stock for an aggregate purchase price of $4,582,500 upon stockholder approval of Management Proposals at GateField's 1997 Annual Meeting of Stockholder's, to be held December 15, 1997. If the Stockholders do not approve the Management Proposals, Idanta will have a warrant to purchase 1,000,000 shares of common stock at $1.00 per share.

    "One of our main objectives was to raise funding for GateField's future growth," said Dr. Jim Fiebiger, GateField's president and CEO. "We are extremely pleased that Idanta has chosen to invest in GateField. Idanta is recognized for their posture as a long-term, value-added investor who works closely with the managers of their investments to enhance value. We look forward to having them as long-term partners in the growth of our business."

    Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition, new product introductions and technological changes, the Company's dependence upon third party suppliers, intellectual property rights and other risks detailed from time-to-time in the Company's periodic reports filed with the Securities and Exchange Commission.

GATEFIELD CORPORATION (NASDAQ:GATE) developed the revolutionary, patented FLASH-based FPGA technology and architecture upon which its ProASIC family of high gate count, non-volatile, reprogrammable products are built.
Headquarters is based at 47100 Bayside Parkway, Fremont, CA 94538-9942.
Call 800-818-8052 or 510-249-5757 or access world-wide-web at http://www.gatefield.com.

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GateField and ProASIC are trademarks of GateField Corporation.

Further information on Idanta Partners, Ltd. can be found on their web site at http://www.idanta.com.